UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2012

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 265-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03	Amendments to Bylaws

During a meeting held on April 19, 2012, the Board of Directors of General Communication, Inc. amended the Bylaws of General Communication, Inc. that had previously been adopted on February 9, 2009.  The amendments deleted the existing Article III, Section 6(b) and Article IV, Section 3(a) and inserted the following replacement provisions:

Article III, Section 6(b).  When a quorum is present at any meeting, the affirmative vote of holders of a majority of the votes associated with shares entitled to vote on the matter, present in person or represented by proxy shall decide any matter brought before such meeting, unless the question is one upon which, by express provision of the laws of the State of Alaska, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.  For the avoidance of doubt, broker nonvotes will not be counted as shares entitled to vote on a matter.  For purposes of these Bylaws, a “broker nonvote” occurs when a broker has not received voting instructions from its client who is the beneficial owner of the shares and the broker is barred from exercising its discretionary authority to vote the shares under the applicable rules and regulations of the Nasdaq Stock Market or other securities exchange governing the voting authority of brokers.

Article IV, Section 3(a).  Other than as provided in Section 2 or Section 3(b) of this Article IV, the directors of the Corporation shall be elected at the Annual Meeting or at a special meeting of Shareholders called for that purpose.  Each director to be elected by the Shareholders at such a meeting shall be elected by a vote of a majority of the votes cast for the election of directors.  For the avoidance of doubt, broker nonvotes will not be counted as votes cast for or against a director, but abstentions will be counted as votes against a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: April 25, 2012

	By	/s/John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer,
Secretary and Treasurer
(Principal Financial Officer)